Exhibit 99.1
For More Information Contact:
Investors: Jayne L. Cavuoto-Krafchik	Media: Drew Biondo
Director of Investor Relations	Director of Corporate Communications
(516) 812-8217	(516) 812-8208
jcavuoto@deltafinancial.com	dbiondo@deltafinancial.com

Delta Financial Reports First Quarter 2007 Results

-First Quarter 2007 Loan Volume Increases 31% Year-Over-Year to a Record $1.2 Billion
-Year-end 2007 Loan Portfolio Expected to Increase by at Least 30% Over Year-end 2006

Woodbury, NY, May 8, 2007 - Delta Financial Corporation (NASDAQ: DFC) today reported its financial results for the three months ended March 31, 2007.

The Company reported net income of $4.9 million, or $0.20 per diluted share, for the quarter ended March 31, 2007, compared to net income of $6.6 million, or $0.31 per diluted share, for the comparable period last year.

First Quarter 2007 and Related Highlights
•	Originated a record $1.2 billion of mortgage loans, an approximate 11% increase from the fourth quarter of 2006 and an approximate 31% increase from the first quarter of 2006.
•	On-balance sheet loan portfolio increased to $7.0 billion from $5.1 billion at March 31, 2006.
•	Total cost to originate, as a percentage of total loan production, was 1.7%.
•	Sold approximately $177 million loans on a whole-loan basis for an average premium of 3.4%.
•	Completed an asset-backed securitization collateralized by $950 million of mortgage loans in March 2007.
•	Sold the remaining excess cashflow certificates for $1.1 million, and will recognize a significant benefit for income tax purposes.
•
Subsequent to March 31, 2007, we increased each of our five credit facilities to $500 million, or $2.5 billion in total, from $1.75 billion at March 31, 2007 at the same financing terms we had previously with each of our five credit providers, namely RBS Greenwich Capital, Citigroup, Bank of America, JPMorgan Chase and Deutsche Bank.

•	Paid a quarterly cash dividend on April 6, 2007 of $0.05 per share of common stock to stockholders of record on March 29, 2007.

Hugh Miller, Delta’s president and chief executive officer said, “While we experienced a decrease in quarterly earnings over last year, we still believe our results were solid given the challenging operating environment in the first quarter of 2007, in which many in the sector have announced significant losses or, in several cases, ceased to operate. During the first three months of the year, when we typically experience a seasonal slowdown in originations, we achieved a 31 percent year-over-year increase in loan volume, reaching a record $1.2 billion in loans. At the same time we grew our loan volume, we increased our core fixed-rate mortgage product to 94 percent of our total loan production, compared with 84 percent one year ago. Since we remained focused on originating fixed-rate loans, and largely avoided riskier esoteric mortgage products such as interest-only adjustable-rate mortgage loans and 80/20 mortgage loans, among others, we have not had to materially change our underwriting guidelines, which can have a significant impact on loan volume and profitability. Instead, during the first quarter of 2007, we merely fine-tuned our existing underwriting guidelines and began increasing our weighted-average coupon, which we believe will improve our future profitability. Furthermore, at 1.7 percent in the first quarter of 2007, we maintained one of the lowest costs to originate in the industry.”

Mr. Miller continued, “The quarterly year-over-year decrease in our first quarter earnings per share was not entirely unexpected, as we outlined several factors during our year-end 2006 conference call that we believed would impact our first quarter 2007 results. There are three primary reasons for our decline in earnings per share. The first factor was our planned reduction in the amount of loans sold on a whole-loan basis, as a percentage of total quarterly originations. Secondly, we recorded a lower amount of other income compared to a year ago as the balance of the excess cashflow certificates have been winding down to a de minimis value. We sold our remaining excess cashflow certificates during the first quarter of 2007. Lastly, the year-over-year increase in diluted shares outstanding from 21.4 million to 24.1 million shares - primarily related to our equity offering in April 2006 - negatively impacted first quarter earnings per share by approximately $0.03 per diluted share.”

Mr. Miller added, “While we are not immune to the effects of the current challenging market conditions and potential future market disruptions, we believe we are well positioned to continue to grow as we believe that the demand for subprime loans remains strong, the market's confidence in the quality of Delta’s loans remains, and we can continue to capitalize on market opportunities as they arise in the sector. As a result, we anticipate that our second quarter 2007 earnings will increase over the first quarter 2007.”

Net Interest Income

The Company’s net interest income, after provision for loan losses, increased to $29.8 million in the first quarter of 2007, from $28.3 million in the first quarter of 2006. The increase was attributable to the Company’s increase in its mortgage loans held for investment. However, in line with our expectations, the Company’s net interest margin, as a percent of the average loans held for investment, declined to 1.8 percent at March 31, 2007 compared to 1.9 percent at December 31, 2006. The compression in net interest margin primarily relates to the increase in short-term funding costs due to the inverted yield curve environment, and the anticipated increase in delinquencies, due to a slower real estate market and the continued seasoning of the Company’s on-balance sheet loan portfolio.

For the quarter ended March 31, 2007, approximately 76 percent of the Company’s net revenues (net interest income after provision for loan losses and total non-interest income) were derived from its loan portfolio, which represents an increase from approximately 73 percent one year ago.

Allowance for Loan Losses

The Company increased its allowance for loan losses to $60.9 million, or 87 basis points, of the outstanding net loan portfolio at March 31, 2007, compared to $41.9 million, or 82 basis points, at March 31, 2006, and $55.3 million, or 86 basis points at December 31, 2006. The overall increase in the loss allowance reflects the increase in the overall size, performance and seasoning of the outstanding on-balance sheet loan portfolio at March 31, 2007. The Company’s allowance for loan losses is intended to account for the expected principal losses over the next 18 to 24 months on the outstanding loan portfolio. During the first quarter of 2007, the Company charged-off $5.1 million, or 30 basis points annualized, of loans against the allowance, compared to $4.3 million, or 28 basis points annualized, in the fourth quarter of 2006.

Other Income

During the 2006 year-end conference call, the Company also disclosed that other income would be significantly lower in 2007 due to winding down of and ultimate sale of its remaining excess cashflow certificates in the first quarter of 2007. Other income decreased by $1.6 million to $1.8 million for the quarter ended March 31, 2007, from $3.4 million for the quarter ended March 31, 2006. Included in the $1.8 million was $1.6 million of income generated by the remaining excess cashflow certificates prior to the sale. Beginning in the second quarter of 2007, the Company expects other income to be minimal, as the majority of other income was related primarily to the excess cashflow certificates. The Company sold the excess cashflow certificates and will recognize a significant benefit for income tax purposes. The sale of these excess cashflow certificates will result in a reduction in income tax payments of approximately $7.0 million over the next several quarters.

Secondary Marketing (Securitized Loans and Loan Sales)

During the first quarter of 2007, the Company successfully completed an asset-backed securitization under its Renaissance Mortgage Acceptance Corp. shelf, collateralized by $950 million in mortgage loans in March 2007. The Company’s ability to complete a securitization in a difficult environment for non-prime lenders underscores the market’s view of the quality of the Company’s loans and the strength of its business. The pricing of the bonds was not as favorable as past issuances due to the market conditions that prevailed at the time. However, the Company was able to sell every bond it issued, while many other issuers during the same time period were unable to sell all of their bonds, and in some cases, were not able to securitize at all.

At the end of the fourth quarter of 2006, the Company announced its intention to sell approximately 15 percent of its total loan origination volume on a whole-loan basis in 2007, which represented a decrease from the average of 18.0 percent sold in 2006. During the first quarter of 2007, the Company sold approximately 14.3 percent, or $177.1 million, of its quarterly originations on a whole-loan basis for an average whole-loan sale premium of 3.4 percent, compared to approximately 17.4 percent, or $164.7 million, for an average premium of 3.4 percent in the first quarter of 2006.

“Delta continues to differentiate itself in the sector, receiving average whole-loan premiums in excess of three percent. We expect to continue to receive whole-loan premiums in excess of three percent throughout the remainder of 2007,” added Mr. Miller.

“By decreasing the percentage of whole-loan sales, in the first quarter of 2007 compared to one year ago, we recognized significantly less current gain-on-sale income than we would have recorded had we sold the same percentage of loans on a whole-loan basis as we did in the first quarter of 2006. It is important to note that generally, the expenses associated with our loan originations are recognized in the quarter the loans are originated. Conversely, the income received from retained loans is recognized over the life of the loans, resulting in an accounting mismatch between income and expense recognition. Simply put, the more loans we originate, the greater the expense drag on that specific quarter’s earnings, but in turn the greater the future net interest income benefit to Delta. The size of our loan portfolio is a major contributing factor to the amount of interest income it generates. Given our first quarter origination growth and the current market place, we expect our loan portfolio to increase by at least 30 percent, or to at least $8.3 billion, by the end of 2007 over the outstanding balance at December 31, 2006. This represents an increase from our previously stated guidance of at least 20 percent growth,” said Mr. Miller.

The following table sets forth certain information regarding securitized loans and loans sold on a whole-loan basis during the three months ended March 31, 2007 and 2006:

	For the Three Months Ended March 31,
(Dollars in thousands)	2007	2006
Securitized loans - portfolio based	$950,000	$875,000
Whole-loan sales	177,082	164,711
Total securitized loans and whole-loan sales	$1,127,082	$1,039,711

Loan Originations and Characteristics

The following tables provide information on the Company’s loan originations by loan type and origination channel for the three months ended March 31, 2007 and 2006:

	For the Three Months Ended March 31,
Loan Type:	2007	2006
Fixed-Rate Mortgages	94%	84%
Adjustable-Rate Mortgages	6%	16%
Total	100%	100%

(Dollars in thousands)	For the Three Months Ended March 31,				Quarter-Over-Quarter Percentage Change
Origination Channel:	2007		2006
Wholesale	$661,771	53%	$518,031	55%	28%
Retail	579,003	47%	426,693	45%	36%
Total	$1,240,774	100%	$944,724	100%	31%

Income Tax Expense

The Company reduced its deferred tax asset during the first quarter of 2007 to reflect a reduction in the Company’s estimated future tax rate, which resulted in an increase in the Company’s tax provision of $287,000, or approximately $0.01 per diluted share. The effective tax rate, excluding this adjustment, would have been 38.9 percent for the three months ended March 31, 2007.

Conference Call and Webcast

The Company will host a conference call to discuss its financial results at 10 a.m. EDT today, Tuesday, May 8, 2007. The live conference call can be accessed by dialing (866) 585-6398 (domestic) or (416) 849-9626 (international). A live listen-only webcast of the conference call will be available in the Corporate Highlights portion of the Investor Relations section of the Company’s website at www.deltafinancial.com. A replay of the conference call and the question/answer session will be available on the Company’s website shortly after the live call is completed, and will be available through Tuesday, May 22, 2007. The telephone replay will also be available shortly after the live call is completed and can be accessed by dialing (866) 245-6755 (domestic) or (416) 915-1035 (international), and using the code: 64426.

About the Company

Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans. The loans the Company originates are primarily fixed rate, and are secured by first mortgages on one- to four-family residential properties. The Company originates non-conforming loans through a network of approximately 3,200 independent brokers and the Company’s retail offices. Since 1991, Delta has completed 51 asset-backed securitizations, collateralized by approximately $18.9 billion in mortgage loans.

Important Information Regarding Forward-Looking Statements. Certain statements contained in this press release, which are not historical fact, may be deemed to be “forward-looking” statements under the federal securities laws, and involve risk and uncertainties. Forward-looking statements relate to, among other things, our projections as to our future earnings, profitability, net interest income, growth, loan production, loan portfolio size, prepayment rates, emphasis on originating fixed-rate loans, future product offerings, the pricing of whole-loan sales, future tax rates as well as the future increases in loan delinquencies and the adequacy of our allowance for loan losses. There are many important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, the availability of funding at favorable terms and conditions, including, without limitation, the availability of warehouse, residual and other credit facilities; our ability or inability to continue to access the securitization and whole-loan markets on favorable terms and conditions; competition; loan losses, loan prepayment rates, delinquency and default rates; repurchase obligations, early payment default, costs and potential liabilities associated with litigation, our regulatory settlements with state and federal agencies and other regulatory compliance matters and changes (legislative or otherwise) affecting mortgage lending activities and the real estate market; general economic conditions, including interest rate risk, future residential real estate values, future tax rates and demand for our products and services; the state of the housing market; and other risks identified in our filings with the Securities and Exchange Commission, including those discussed in our Form 10-K under the captions “Business-Forward Looking Statements and Risk Factors” and “Risk Factors” and our Form 10-Q under the caption “Risk Factors.” We disclaim any obligation to update or revise any of the forward-looking information contained in this press release at any future date, except as required under applicable securities laws.

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DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Dollars in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2007	2006
Interest income	$140,960	$101,973
Interest expense	100,522	67,266
Net interest income	40,438	34,707
Provision for loan losses	10,645	6,404
Net interest income after provision for loan losses	29,793	28,303

Non-interest income:
Net gain on sale of mortgage loans	7,840	7,061
Other income	1,823	3,376
Total non-interest income	9,663	10,437

Non-interest expense:
Payroll and related costs	17,217	17,030
General and administrative	13,672	11,162
Loss (gain) on derivative instruments	96	(275)
Total non-interest expense	30,985	27,917

Income before income tax expense	8,471	10,823
Provision for income tax expense	3,584	4,237
Net income	$4,887	$6,586

Per Share Data:
Basic - weighted average number of shares outstanding	23,292,385	20,497,408
Diluted - weighted average number of shares outstanding	24,076,959	21,360,176

Basic earnings per share - net income	$0.21	$0.32
Diluted earnings per share - net income	$0.20	$0.31

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DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	At March 31,	At December 31,
	2007	2006
Assets:
Cash and cash equivalents	$7,007	$5,741
Mortgage loans held for investment, net of discounts and deferred origination fees	7,033,655	6,413,687
Less: Allowance for loan losses	(60,868)	(55,310)
Mortgage loans held for investment, net	6,972,787	6,358,377
Trustee receivable	76,789	73,361
Accrued interest receivable	44,394	41,684
Excess cashflow certificates	--	1,209
Equipment, net	7,981	8,287
Accounts receivable	15,324	4,872
Prepaid and other assets	52,115	49,836
Deferred tax asset	36,930	45,760
Total assets	$7,213,327	$6,589,127

Liabilities and Stockholders’ Equity
Liabilities:
Bank payable	$1,935	$1,557
Warehouse financing	457,081	335,865
Financing on mortgage loans held for investment, net	6,506,954	6,017,947
Other borrowings	6,271	5,970
Accrued interest payable	27,669	25,052
Accounts payable and other liabilities	62,014	53,160
Total liabilities	7,061,924	6,439,551

Stockholders’ Equity
Common stock	234	234
Additional paid-in capital	142,472	141,984
Retained earnings	13,901	10,180
Accumulated other comprehensive loss	(3,886)	(1,504)
Treasury stock, at cost	(1,318)	(1,318)
Total stockholders’ equity	151,403	149,576
Total liabilities and stockholders’ equity	$7,213,327	$6,589,127

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